Exhibit 99.1

CARNIVAL CORPORATION & PLC REPORTS

FOURTH QUARTER AND FULL YEAR EARNINGS

MIAMI (December 18, 2008) – Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) reported net income of $371 million, or $0.47 diluted EPS, on revenues of $3.3 billion for its fourth quarter ended November 30, 2008. Net income for the fourth quarter of 2007 was $358 million, or $0.44 diluted EPS, on revenues of $3.1 billion. Included in the 2008 fourth quarter results is a gain of $31 million on the sale of Cunard Line’s Queen Elizabeth 2.

The company reported net income for the full year ended November 30, 2008 of $2.3 billion, or $2.90 diluted EPS, compared to net income of $2.4 billion, or $2.95 diluted EPS, for the prior year. Revenues for the full year 2008 increased to $14.6 billion from $13.0 billion for the prior year.

Carnival Corporation & plc Chairman and CEO Micky Arison indicated that operating results in the fourth quarter were better than the company’s September guidance primarily due to lower fuel costs, and stronger than expected revenue yields on close-in bookings.

Commenting on fourth quarter results, Arison said that “achieving increased fourth quarter earnings is a significant accomplishment considering the challenging environment. Higher ticket prices for our North American brands, combined with our continued focus on managing controllable costs helped us offset $84 million of higher fuel expense during the quarter.”

For the full year, Arison said that “even though fuel increased 55 percent, costing the company $626 million more than in 2007, excellent cost controls and a 2.4 percent revenue yield improvement allowed us to post solid earnings in a very difficult year.”

Key metrics for the fourth quarter of 2008 compared to the prior year were as follows:

•

On a constant dollar basis net revenue yields (revenue per available lower berth day) increased 2.0 percent for Q4 2008. Net revenue yield in current dollars decreased 2.1 percent due to unfavorable currency exchange rates. Gross revenue yields decreased 2.1 percent.

•	Excluding fuel, net cruise cost per available lower berth day (“ALBD”) for Q4 2008 was 3.9 percent lower than the prior year on a constant dollar basis.

•	Including fuel, net cruise costs per ALBD increased 0.3 percent on a constant dollar basis (decreased 2.8 percent in current dollars). Gross cruise costs per ALBD decreased 2.6 percent.

•	Fuel price increased 24 percent to $538 per metric ton for Q4 2008 from $433 per metric ton in Q4 2007.

During the fourth quarter, the company successfully introduced Princess Cruises’ 3,080-passenger Ruby Princess, which offers seven-day Western Caribbean cruises from Fort Lauderdale, Fla.

Outlook

For 2009, occupancy levels for advance bookings are running behind the prior year, with ticket prices for these bookings also at lower levels.

“As expected, 2009 is shaping up to be a challenging year in the travel industry. Over the years we have positioned the company to weather the difficult economic environment we now face. We have strong cash flows from operations, a solid balance sheet, and a secure liquidity position. In addition, we have maintained our high investment grade credit rating. These factors combined with the outstanding value proposition inherent in a cruise vacation and our low cost structure will prove to be significant assets in the current environment,” Arison said. “Our brands also have the most talented and experienced management teams in the business. They will play an important role in guiding us through these trying times,” he added.

On a constant dollar basis, the company expects full year net revenue yields to decrease 6 to 10 percent compared to 1 to 5 percent in the company’s October guidance. The reduction in the company’s yield guidance is due in large part to the recently announced fuel supplement refund for 2009 bookings combined with a further forecasted reduction in revenues due to deteriorating economic conditions. As a result of changes in currency exchange rates, the company forecasts an 11 to 15 percent decline in net revenue yields for the full year 2009 compared to 2008.

The company expects net cruise costs excluding fuel for the full year 2009 to be higher by approximately 2 percent on a constant dollar basis of which approximately 1 percent is due to one-time credits which reduced 2008 costs. The continued decline in fuel prices are forecasted to reduce fuel expense in 2009 by $278 million compared to our previous guidance.

The company’s revised 2009 guidance is based on current spot prices for fuel of $295 per metric ton and currency exchange rates of $1.38 to the euro and $1.53 to sterling. Taking all the above factors into consideration, the company now forecasts full year 2009 earnings per share to be in the range of $2.25 to $2.75, compared to its previous guidance range of $2.50 to $3.00.

First Quarter 2009

First quarter constant dollar net revenue yields are expected to decline in the 5 to 7 percent range (down 10 to 12 percent on a current dollar basis) due in part to the fuel supplement refund. Net cruise costs excluding fuel for the first quarter are expected to be approximately 4 percent higher on a constant dollar basis due in part to a higher number of dry-docks days in the first quarter of 2009 versus the prior year.

Based on current fuel prices and currency exchange rates, the company expects earnings for the first quarter of 2009 to be in the range of $0.20 to $0.22 per share, down from $0.30 per share in 2008.

Selected Key Forecast Metrics

	Full Year 2009		First Quarter 2009
	Current Dollars	Constant Dollars	Current Dollars	Constant Dollars
Change in:
Net revenue yields	(11) to (15)%	(6) to (10)%	(10) to (12)%	(5) to (7)%
Net cruise cost per ALBD	(13) to (15)%	(9) to (11)%	(9) to (11)%	(5) to (7)%

	Full Year 2009	First Quarter 2009
Fuel price per metric ton	$295	$295
Fuel consumption (metric tons in thousands)	3,271	778
Currency
Euro	$1.38 to €1	$1.38 to €1
Sterling	$1.53 to £1	$1.53 to £1

The company has scheduled a conference call with analysts at 10:00 a.m. EST (3:00 p.m. GMT) today to discuss its 2008 fourth quarter and full year earnings. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s Web site at www.carnivalcorp.com and www.carnivalplc.com.

Carnival Corporation & plc is the largest cruise vacation group in the world, with a portfolio of cruise brands in North America, Europe and Australia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, The Yachts of Seabourn, AIDA Cruises, Costa Cruises, Cunard Line, Ibero Cruises, Ocean Village, P&O Cruises and P&O Cruises Australia.

Together, these brands operate 88 ships totaling more than 169,000 lower berths with 17 new ships scheduled to be delivered between March 2009 and June 2012. Carnival Corporation & plc also operates Holland America Tours and Princess Tours, the leading tour companies in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

Cautionary note concerning factors that may affect future results

Some of the statements contained in this earnings release are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to Carnival Corporation & plc, including some statements concerning future results, outlook, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “forecast,” “future,” “intend,” “plan,” and “estimate” or the negative of such terms and other similar expressions of future intent. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause Carnival Corporation & plc’s actual results, performance or achievements to differ materially from those expressed or implied in this earnings release. Forward-looking statements include those statements which may impact the forecasting of Carnival Corporation and plc’s earnings per share, net revenue yields, booking levels, pricing, occupancy, operating, financing and/or tax costs, fuel costs, costs per available lower berth day, estimates of ship depreciable lives and residual values, outlook or business prospects. These factors include, but are not limited to, the following: general economic and business conditions, including fuel price increases, and perceptions of these conditions that may adversely impact the levels of Carnival Corporation & plc’s potential vacationers’ discretionary income and their confidence in the U.S. and other economies and, consequently reduce Carnival Corporation & plc’s cruise brands’ net revenue yields; fluctuations in foreign currency exchange rates, particularly the strengthening of the U.S. dollar against the euro and sterling; the international political climate, armed conflicts, terrorist and pirate attacks and threats thereof, and other world events affecting the safety and security of travel, could adversely affect the demand for Carnival Corporation & plc’s cruises; conditions in the cruise and land-based vacation industries, including competition from other cruise ship operators and providers of other vacation alternatives and over capacity offered by cruise ship and land-based vacation alternatives; accidents, adverse weather conditions or natural disasters, such as hurricanes and earthquakes and other incidents (including machinery and equipment failures or improper operation thereof) which could cause the alteration of itineraries or cancellation of a cruise or series of cruises or tours, and the impact of the spread of contagious diseases, all of which could affect the health, safety, security and/or vacation satisfaction of Carnival Corporation & plc guests; adverse publicity concerning the cruise industry in general, or Carnival Corporation & plc in particular, could impact the demand for Carnival Corporation & plc’s cruises; lack of acceptance of new itineraries, products and services by Carnival Corporation & plc’s guests; changing consumer preferences, which may, among other things, adversely impact the demand for cruises; the impact of changes in and compliance with laws and regulations relating to environmental, health, safety, security, tax and other regulatory regimes under which Carnival Corporation & plc operate; the impact of increased global fuel demand and pricing, a weaker U.S. dollar, fuel supply disruptions and/or other events on Carnival Corporation & plc fuel and other expenses, liquidity and credit ratings; the impact on Carnival Corporation & plc future fuel expenses of implementing recently approved International Maritime Organization regulations, which requires the use of higher priced low sulfur fuels in certain cruising areas; the impact of changes in operating and financing costs, including changes in interest rates and food, insurance, payroll and security costs; the ability of Carnival Corporation & plc to implement its shipbuilding programs and ship refurbishments and repairs, including purchasing ships for its North American cruise brands from European shipyards on terms that are favorable or consistent with Carnival Corporation & plc’s expectations; Carnival Corporation & plc’s ability to implement its brand strategies and to continue to operate and expand its business internationally; whether Carnival Corporation & plc’s future operating cash flow will be sufficient to fund future obligations and whether Carnival Corporation & plc will be able to obtain financing, if necessary, in sufficient amounts and on terms that are favorable or consistent with its expectations; Carnival Corporation & plc’s ability to attract and retain qualified shipboard crew and maintain good relations with employee unions; continuing financial viability of Carnival Corporation & plc’s travel agent distribution system and air service providers; availability and pricing of air travel services, especially as a result of any significant increases in air travel costs, and its impact on the demand for Carnival Corporation & plc cruises; the impact of changes in the global credit markets on Carnival Corporation & plc’s counterparty risks, including those under our derivative instruments, contingent obligations, insurance contracts and new ship progress payment guarantees; the impact of Carnival Corporation & plc self-insuring against various risks or its inability to obtain insurance for certain risks at reasonable rates; disruptions and other damages to Carnival Corporation & plc’s information technology networks; lack of continued availability of attractive port destinations; and risks associated with the dual listed company structure, including the uncertainty of its tax status. Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant listing rules, Carnival Corporation & plc expressly disclaim any obligation to disseminate, after the date of this release, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

MEDIA CONTACTS	INVESTOR RELATIONS CONTACT
US	US/UK
Carnival Corporation & plc	Carnival Corporation & plc
Tim Gallagher	Beth Roberts
1 305 599 2600, ext. 16000	1 305 406 4832
UK
Brunswick Group
Richard Jacques/Deborah Spencer
44 (0) 20 7404 5959

CARNIVAL CORPORATION & PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2008	2007	2008	2007
	(in millions, except per share data)
Revenues
Cruise
Passenger tickets	$2,526	$2,355	$11,210	$9,792
Onboard and other	735	726	3,044	2,846
Other	41	43	392	395

	3,302	3,124	14,646	13,033

Costs and Expenses
Operating
Cruise
Commissions, transportation and other	489	448	2,232	1,941
Onboard and other	121	129	501	495
Fuel	428	334	1,774	1,096
Payroll and related	364	360	1,470	1,336
Food	208	191	856	747
Other ship operating	485 (a)	488	1,913 (a)	1,717
Other	37	35	293	296

Total	2,132	1,985	9,039	7,628
Selling and administrative	407	426	1,629	1,579
Depreciation and amortization	313	290	1,249	1,101

	2,852	2,701	11,917	10,308

Operating Income	450	423	2,729	2,725

Nonoperating (Expense) Income
Interest income	5	20	35	67
Interest expense, net of capitalized interest	(106)	(94)	(414)	(367)
Other income, net	21	(1)	27	(1)

	(80)	(75)	(352)	(301)

Income Before Income Taxes	370	348	2,377	2,424
Income Tax Benefit (Expense), Net	1	10	(47)	(16)

Net Income	$371	$358	$2,330	$2,408

Earnings Per Share
Basic	$0.47	$0.45	$2.96	$3.04

Diluted	$0.47	$0.44	$2.90	$2.95

Dividends Per Share	$0.40	$0.40	$1.60	$1.375

Weighted-Average Shares Outstanding – Basic	787	790	786	793

Weighted-Average Shares Outstanding – Diluted	806	825	816	828

(a)	Includes a $31 million gain from the sale of Cunard Line’s QE2. Also includes $18 million of expenses for supplemental premium assessments from the company’s three P&I insurance clubs covering their 2006 to 2008 policy years.

CARNIVAL CORPORATION & PLC

CONSOLIDATED BALANCE SHEETS

	November 30,
	2008	2007
	(in millions, except par values)
ASSETS
Current Assets
Cash and cash equivalents	$650	$943
Trade and other receivables, net	418	436
Inventories	315	331
Prepaid expenses and other	267	266

Total current assets	1,650	1,976

Property and Equipment, Net	26,457	26,639

Goodwill	3,266	3,610

Trademarks	1,294	1,393

Other Assets	733	563

	$33,400	$34,181

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$256	$115
Current portion of long-term debt	1,081	1,028
Convertible debt subject to current put options	271	1,396
Accounts payable	512	561
Accrued liabilities and other	1,142	1,353
Customer deposits	2,519	2,807

Total current liabilities	5,781	7,260

Long-Term Debt	7,735	6,313

Other Long-Term Liabilities and Deferred Income	786	645

Shareholders’ Equity
Common stock of Carnival Corporation; $0.01 par value; 1,960 shares authorized; 643 shares at 2008 and 2007 issued	6	6
Ordinary shares of Carnival plc; $1.66 par value; 226 shares authorized; 213 shares at 2008 and 2007 issued	354	354
Additional paid-in capital	7,677	7,599
Retained earnings	13,980	12,921
Accumulated other comprehensive (loss) income	(623)	1,296
Treasury stock; 19 shares at 2008 and 2007 of Carnival Corporation and 52 shares at 2008 and 50 shares at 2007 of Carnival plc, at cost	(2,296)	(2,213)

Total shareholders’ equity	19,098	19,963

	$33,400	$34,181

CARNIVAL CORPORATION & PLC

SELECTED INFORMATION

	Three Months Ended November 30,				Twelve Months Ended November 30,
	2008		2007		2008		2007
	(in millions, except statistical information)
STATISTICAL INFORMATION
Passengers carried (in thousands)	1,966		1,888		8,183		7,672
Occupancy percentage	102.6%		103.2%		105.7%		105.6%
Fuel consumption (metric tons in thousands)	795		773		3,179		3,033
Fuel cost per metric ton (a)	$538		$433		$558		$361
Currency
Euro	$1.36 to	€1	$1.42 to	€1	$1.49 to	€1	$1.36 to	€1
Sterling	$1.70 to	£1	$2.04 to	£1	$1.90 to	£1	$2.00 to	£1

CASH FLOW INFORMATION
Cash from operations	$512		$857		$3,391		$4,069
Capital expenditures	$630		$936		$3,353		$3,312
Dividends paid	$316		$277		$1,261		$990

SEGMENT INFORMATION
Revenues
Cruise	$3,261		$3,081		$14,254		$12,638
Other	83		85		561		553
Intersegment elimination	(42)		(42)		(169)		(158)

	$3,302		$3,124		$14,646		$13,033

Operating expenses
Cruise	$2,095		$1,950		$8,746		$7,332
Other	79		77		462		454
Intersegment elimination	(42)		(42)		(169)		(158)

	$2,132		$1,985		$9,039		$7,628

Selling and administrative expenses
Cruise	$397		$418		$1,594		$1,547
Other	10		8		35		32

	$407		$426		$1,629		$1,579

Depreciation and amortization
Cruise	$304		$280		$1,213		$1,065
Other	9		10		36		36

	$313		$290		$1,249		$1,101

Operating income
Cruise	$465		$433		$2,701		$2,694
Other	(15)		(10)		28		31

	$450		$423		$2,729		$2,725

(a)	Fuel cost per metric ton is calculated by dividing the cost of our fuel by the number of metric tons consumed.

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES

Gross and net revenue yields were computed by dividing the gross or net revenues, without rounding, by ALBDs as follows:

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2008	2007	2008	2007
	(in millions, except ALBDs and yields)
Cruise revenues
Passenger tickets	$2,526	$2,355	$11,210	$9,792
Onboard and other	735	726	3,044	2,846

Gross cruise revenues	3,261	3,081	14,254	12,638
Less cruise costs
Commissions, transportation and other	(489)	(448)	(2,232)	(1,941)
Onboard and other	(121)	(129)	(501)	(495)

Net cruise revenues (a)	$2,651	$2,504	$11,521	$10,202

ALBDs (b)	14,908,624	13,794,846	58,942,864	54,132,927

Gross revenue yields (a)	$218.72	$223.42	$241.83	$233.47

Net revenue yields (a)	$177.78	$181.61	$195.46	$188.48

Gross and net cruise costs per ALBD were computed by dividing the gross or net cruise costs, without rounding, by ALBDs as     follows:

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2008	2007	2008	2007
	(in millions, except ALBDs and costs per ALBD)
Cruise operating expenses	$2,095	$1,950	$8,746	$7,332
Cruise selling and administrative expenses	397	418	1,594	1,547

Gross cruise costs	2,492	2,368	10,340	8,879
Less cruise costs included in net cruise revenues
Commissions, transportation and other	(489)	(448)	(2,232)	(1,941)
Onboard and other	(121)	(129)	(501)	(495)

Net cruise costs (a)	$1,882	$1,791	$7,607	$6,443

ALBDs (b)	14,908,624	13,794,846	58,942,864	54,132,927

Gross cruise costs per ALBD (a)	$167.14	$171.69	$175.43	$164.02

Net cruise costs per ALBD (a)	$126.20	$129.88	$129.06	$119.03

NOTES TO NON-GAAP FINANCIAL MEASURES

(a)	We use net cruise revenues per ALBD (“net revenue yields”) and net cruise costs per ALBD as significant non-GAAP financial measures of our cruise segment financial performance. These measures enable us to separate the impact of predictable capacity changes from the more unpredictable rate changes that affect our business. We believe these non-GAAP measures provide a better gauge to measure our revenue and cost performance instead of the standard U.S. GAAP-based financial measures. There are no specific rules for determining our non-GAAP financial measures and, accordingly, it is possible that they may not be exactly comparable to the like-kind information presented by other cruise companies, which is a potential risk associated with using them to compare us to other cruise companies.

Net revenue yields are commonly used in the cruise industry to measure a company’s cruise segment revenue performance and for revenue management purposes. We use “net cruise revenues” rather than “gross cruise revenues” to calculate net revenue yields. We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned net of our most significant variable costs, which are travel agent commissions, cost of air transportation and certain other variable direct costs associated with onboard and other revenues. Substantially all of our remaining cruise costs are largely fixed, except for the impact of changing prices, once our ship capacity levels have been determined.

Net cruise costs per ALBD is the most significant measure we use to monitor our ability to control our cruise segment costs rather than gross cruise costs per ALBD. We exclude the same variable costs that are included in the calculation of net cruise revenues to calculate net cruise costs to avoid duplicating these variable costs in these two non-GAAP financial measures.

We have not provided estimates of future gross revenue yields or future gross cruise costs per ALBD because the reconciliations of forecasted net cruise revenues to forecasted gross cruise revenues or forecasted net cruise costs to forecasted cruise operating expenses would require us to forecast, with reasonable accuracy, the amount of air and other transportation costs that our forecasted cruise passengers would elect to purchase from us (the “air/sea mix”). Since the forecasting of future air/sea mix involves several significant variables that are relatively difficult to forecast and the revenues from the sale of air and other transportation approximate the costs of providing that transportation, management focuses primarily on forecasts of net cruise revenues and costs rather than gross cruise revenues and costs. This does not impact, in any material respect, our ability to forecast our future results, as any variation in the air/sea mix has no material impact on our forecasted net cruise revenues or forecasted net cruise costs. As such, management does not believe that this reconciling information would be meaningful.

In addition, because a significant portion of Carnival Corporation & plc’s operations utilize the euro or sterling to measure their results and financial condition, the translation of those operations to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies, and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies. Accordingly, we also monitor and report our two non-GAAP financial measures assuming the current period currency exchange rates have remained constant with the prior year’s comparable period rates, or on a “constant dollar basis,” in order to remove the impact of changes in exchange rates on our non-U.S. dollar cruise operations. We believe that this is a useful measure since it facilitates a comparative view of the growth of our business in a fluctuating currency exchange rate environment.

On a constant dollar basis, net cruise revenues and net cruise costs would be $2.8 billion and $1.9 billion for the three months ended November 30, 2008 and $11.4 billion and $7.5 billion for the twelve months ended November 30, 2008, respectively. On a constant dollar basis, gross cruise revenues and gross cruise costs would be $3.4 billion and $2.6 billion for the three months ended November 30, 2008 and $14.1 billion and $10.2 billion for the twelve months ended November 30, 2008, respectively. In addition, our non-U.S. dollar cruise operations’ depreciation and net interest expense were impacted by the changes in exchange rates for the three and twelve months ended November 30, 2008, compared to the prior year’s comparable periods.

(b)	ALBDs is a standard measure of passenger capacity for the period, which we use to perform rate and capacity variance analyses to determine what are the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

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